COVENANT TRANSPORT ANNOUNCES FIRST QUARTER FINANCIAL AND
OPERATING RESULTS

CHATTANOOGA, TENNESSEE - April 19, 2006 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended March 31, 2006.

Financial and Operating Results

For the quarter, total revenue increased 9.9%, to $151.5 million from $137.9 million in the same quarter of 2005. Freight revenue, which excludes fuel surcharges, increased 4.7%, to $129.4 million in the 2006 quarter from $123.6 million in the 2005 quarter. The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue, and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. The Company experienced a net loss of $884,000, or ($.06) per share, in the 2006 quarter compared with a net loss of $649,000, or ($.04) per share, for the first quarter of 2005.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments on the quarter: “The first quarter was pretty typical of first quarters in trucking - a spotty freight market, a couple of big storms, but nothing unusual. Although the freight market in general was not as strong as last year's, I am pleased to report that Covenant did not experience a large drop-off, as we did in the first quarter of 2005. There was first quarter seasonality but nothing more.

“Our consolidated freight profile changed modestly year-over-year as the results of dividing our company into service offerings began to show in our operating statistics. Our first two service offerings - Expedited Team and Refrigerated - had the greatest impact. Longer lengths of haul and improved utilization in those operations, along with significant growth in the Refrigerated fleet, contributed higher average miles per tractor and an improvement in non-revenue miles.

“Overall, average freight revenue per tractor per week increased by 6.1% to $2,938 per week. A key factor in the improvement was a 3.3% increase in average miles per tractor despite a slightly higher unmanned truck count and slightly lower count of trucks utilizing team drivers versus a year ago. These two items negatively affected utilization by 2.1% percentage points. Additionally, we were able to increase our average freight revenue per loaded mile by 2.3%, or $.034 per mile, to $1.489 in the first quarter of 2006, compared with $1.455 in the first quarter of 2005. The percentage increase in our rate per loaded mile slowed versus prior quarters mainly as a result of freight mix, as more miles were generated in longer haul lanes. A 35 basis point reduction in non-revenue miles, to 9.8%, also contributed to the increase in average freight revenue per tractor per week.

"Our after tax cost per mile has been pretty stable over the last three quarters at about $1.35 per mile. Compared with the first quarter of 2005, our after tax costs were up $.039 per mile, mainly because of a $.021 per mile increase in driver pay as a result of the 2005 pay increases and a $.014 per mile increase in health insurance claim costs. While the driver pay increase was anticipated, the additional health insurance claims (about $.06 per share impact versus the first quarter of 2005) were a surprise during the quarter.

"From a balance sheet perspective, we were able to hold our balance sheet debt flat with year end 2005 while our financing under operating leases increased by a present value of approximately $7.1 million. At March 31, 2006, our total balance sheet debt was $80.3 million and our stockholder's equity was $189.0 million, for a total debt-to-capitalization ratio of 29.8% and a book value of $13.51 per share. Subsequent to quarter-end, we reduced our outstanding borrowing by applying approximately $30 million in net proceeds from a sale-leaseback transaction involving our corporate headquarters and surrounding property to our revolving credit facility. As explained in our previously filed Form 8-K concerning the transaction, the transaction is expected to be accretive to our earnings and will afford us additional financial flexibility.

"Our revenue equipment fleet continues to be one of the youngest in the industry with an average tractor age of 1.4 years and an average trailer age of 2.6 years. We expect to keep the fleet fresh during 2006 with a plan to replace approximately 2,060 tractors in advance of the tighter emission standards that will be implemented in 2007. We also expect to replace approximately 1,900 trailers in 2006. We are on schedule to achieve these plans."

Update on Restructuring

Regarding the restructuring, Mr. Parker said, "We continue to make progress towards our goal of restructuring the company around our major service offerings. Highlights since our fourth quarter discussion include:

•	developing and approving business plans for the Expedited Team, Refrigerated, and Regional service offerings;

•	reallocating tractors and trailers among the service offerings;

•	implementing measurement and accountability tools, including budgets, incentive targets, and individual income statements for each service offering; and

•	addressing driver retention by focusing on driver development and satisfaction as key components of every aspect of our business.

We have begun to see improvements in the first two service offerings we launched - Expedited Team and Refrigerated - both of which have grown their fleets, improved revenue per tractor and reduced driver turnover as they have refocused on core markets, implemented operational changes that optimize their businesses, and taken accountability for their results. We are in the very beginning stages with our other two service offerings.

"The next significant step is hiring a strong manager for the Dedicated service offering, which has taken longer than we expected. Our plan continues to be to find the best possible candidate, and we are encouraged by the number of qualified applicants.

"In other news, we are pleased to announce that we have initiated a freight brokerage operation and hired Robert Stephens, formerly Managing Director of a national brokerage operation, as Vice President and General Manager of Brokerage Operations. We expect the brokerage operation to help us continue to serve customers when we lack capacity in a given area or the load does not meet our operating profile. We expect this service to be especially helpful as we realign trucks between service offerings and manage our freight mix toward preferred lanes."

The Company will be hosting a conference call tomorrow, April 20 at 1:30 p.m. Eastern Time to discuss the quarter as well as to provide an update on certain operating and management processes presently being implemented. Individuals may access the call by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 7694782. An audio replay will be available for one week following the call at 800-642-1687, access code 7694782. For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is a publicly traded truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America, measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI."

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: tractor and trailer build and delivery schedules; our success in restructuring the company’s operations around the identified service offerings; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; additional changes in management's estimates of liability based upon such experience and development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer        (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                    (423) 825-3357
perkim@covenanttransport.com

Covenant Transport, Inc.
Key Financial and Operating Statistics

	Three Months Ended March 31
($000s)	2006	2005	% Change
Freight revenue	$129,434	$123,570	4.7%
Fuel surcharge revenue	22,091	14,356
Total revenue	$151,525	$137,926	9.9%

Operating expenses
Salaries, wages and related expenses	58,642	53,946
Fuel expense	41,915	33,491
Operations and maintenance	8,497	7,228
Revenue equipment rentals and purchased transportation	14,678	15,360
Operating taxes and licenses	3,302	3,339
Insurance and claims	8,226	8,834
Communications and utilities	1,591	1,639
General supplies and expenses	4,304	4,150
Depreciation and amortization	10,020	9,663
Total operating expenses	151,175	137,650
Operating income	350	276
Other (income) expenses:
Interest expense	1,124	614
Interest income	(137)	(44)
Other	(53)	(236)
Other expenses, net	934	334
Income (loss) before income taxes	(584)	(58)
Income tax expense	300	591
Net income (loss)	($884)	($649)

Basic and diluted earnings per share	(0.06)	($0.04)

Basic and diluted weighted avg. common shares outstanding	13,985	14,669

Operating statistics excludes fuel surcharges.

Net loss as a percentage of freight revenue	-0.68%	-0.53%
Average freight revenue per loaded mile	$1.489	$1.455	2.3%
Average freight revenue per total mile	$1.340	$1.307	2.5%
Average freight revenue per tractor per week	$2,938	$2,769	6.1%
Average miles per tractor per period	28,136	27,245	3.3%
Weighted avg. tractors for period	3,426	3,473	-1.4%
Tractors at end of period	3,438	3,581	-4.0%
Trailers at end of period	8,507	8,909	-4.5%

	March 2006	Dec 2005
Total assets	$370,673	$371,261
Total equity	189,051	189,724
Total debt, including current maturities	80,281	80,281
Debt to Capitalization Ratio	29.8%	29.7%